WINSTAR ANNOUNCES OFFERING OF $450 MILLION OF NOTES
                     IN 144A INSTITUTIONAL PRIVATE PLACEMENT


NEW YORK - FEBRUARY 25, 1997, WINSTAR COMMUNICATIONS, INC. (NASDAQ -WCII) today announced that it has engaged two investment banks in connection with an offering it has commenced to sell $450 million of debt securities, in three tranches, in a 144A institutional private placement. There is no equity associated with the offering.

The company anticipates that the offering will be consummated in March 1997. The offering includes the following three tranches of notes, none of which is convertible into equity of the company:

o $100 million of Senior Notes of the company due 2005, ranking pari passu with the company's existing senior discount notes

o $150 million of Senior Subordinated Notes of the company due 2007, ranking pari passu with the company's existing convertible senior subordinated discount notes

o $200 million of Guaranteed Senior Secured Notes due 2004 of the company's subsidiary, WinStar Equipment Corp.

Interest on the company's Senior Notes will accrue and compound semi-annually, but will not be payable in cash until April 2001 and interest on its Senior Subordinated Notes will accrue and compound semi-annually, but will not be payable in cash until September 2002. Interest on the Guaranteed Senior Secured Notes of WinStar Equipment Corp. will be payable semi-annually commencing September 1, 1997. The Guaranteed Secured Notes are unconditionally guaranteed by the company.

The net proceeds of the Senior Notes and the Senior Subordinated Notes will be available for general corporate and working capital purposes in the development of the company's telecommunications operations. The net proceeds from the sale of the Guaranteed Secured Notes will be used solely to purchase equipment, inventory and related items, including switches and 38GHz radio equipment, for use by the company in its telecommunications operations. The proceeds of the offering, combined with the company's existing resources, are expected to fund the company's business plan for the next 30-36 months.

This offering has not been registered under the Securities Act of 1933 and such securities are being sold pursuant to an exemption from the registration requirements of such Act. These securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of such act. The company has agreed to register the notes on behalf of the holders thereof.

WinStar Communications, Inc. is a national local communications company serving business customers, long distance carriers, fiber-based competitive access providers, mobile communications companies, local telephone companies, and other customers with broadband local communications needs. The company provides its Wireless FiberSM services using its licenses in the 38GHz spectrum. The company also provides long distance and various information services and entertainment content.

Wireless Fiber is a service mark of WinStar Communications, Inc.

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